Exhibit 3.4

CERTIFICATE

OF

DOMESTICATION

The undersigned, Matthew Hammond, Chief Executive Officer of Research Alliance Corporation III, in accordance with the provisions of Section 388 of Title 8 of the Delaware Code does hereby certify:

FIRST: The entity was first formed on February 19, 2026 in the Cayman Islands.

SECOND: The name of the entity immediately prior to the filing of this Certificate of Domestication was Research Alliance Corporation III.

THIRD: The name of the corporation as set forth in its certificate of incorporation is Oak Hill Bio Inc.

FOURTH: The jurisdiction that constituted the seat, siege social, principal place of business or central administration of the entity immediately prior to the filing of this Certificate of Domestication was the Cayman Islands.

FIFTH: The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the entity and the conduct of its business or by applicable non-Delaware law, as appropriate.

IN WITNESS WHEREOF, I, being the Chief Executive Officer of Research Alliance Corporation III, and being duly authorized to sign this Certificate of Domestication on behalf of the entity have made, signed and sealed this Certificate of Domestication on this [•] day of [•], 2026.

/s/ Matthew Hammond

Matthew Hammond, Chief Executive Officer